Exhibit 99.1

Warrior Met Coal Announces Second Quarter 2017 Results

Reports strong cash flow generation on sales volume increase of 72% to 1.9 million short tons
Records net income of $129.9 million and Adjusted EBITDA of $188.5 million

BROOKWOOD, AL  — August 3, 2017 — Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the second quarter ended June 30, 2017. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported second quarter 2017 net income of $129.9 million, or $2.46 per diluted share, compared to $108.3 million, or $2.06 per diluted share, in the first quarter of 2017. Excluding certain transaction costs related to the Company’s initial public offering, Adjusted Net Income was $132.9 million, or $2.52 per diluted share, in the second quarter of 2017. The Company reported Adjusted EBITDA of $188.5 million in the second quarter of 2017, a 39% increase over the first quarter. During the second quarter of 2017, the market for high quality premium met coal was very volatile with global supply disruptions and the benchmark pricing system being replaced by an indexation methodology. Warrior was able to capitalize on this market volatility with respect to both sales volumes and pricing as its second quarter net realized selling prices were 103% of the second quarter of 2017 industry average index price. Warrior's price realization reflects its high quality premium product and unique go-to-market strategy.

“Warrior’s highly successful second quarter validates our value proposition as the only publicly traded ‘pure-play’ hard coking coal operator in the U.S.,” commented Walt Scheller, CEO of Warrior. “Robust sales volume growth in a strong price environment resulted in a 167% increase in our free cash flow compared to the first quarter. We believe our ability to significantly grow our sales while maintaining our exceptionally low cost structure will enable us to carry forward this strong performance over the remainder of the year.”

Operating Results
Warrior continued to make progress in the ramp up of mining operations toward its historical annual production level of approximately 8.0 million short tons. The Company produced 1.9 million short tons of met coal in the second quarter of 2017, which represented an increase of 18% over the first quarter of 2017. “Our mining operations have continued to grow as we move closer to achieving the nameplate production capacity in our two mines,” added Mr. Scheller. “As we continue to refine and improve our operations, I believe Warrior has a great opportunity to increase production profitably in response to market demand and generate significant free cash flow.”

Additional Financial Results
Total revenues were $363.4 million for the second quarter of 2017, including $351.8 million in mining revenues, which consisted of met coal sales of 1.9 million short tons at an average selling price of $181.14 per short ton. Sales volume increased 72% over the second quarter of 2016 and increased 55% for the first six months of 2017 over the same period in 2016.

Cost of sales for the second quarter of 2017 were $160.2 million, or 44.1% of total revenues, and includes mining costs, transportation and royalty costs. Cash cost of sales (free-on-board port) per short ton decreased by $11.53 to $82.22 in the second quarter compared to the first quarter of 2017. Selling, general and administrative expenses for the second quarter of 2017 were $8.7 million, or 2.4% of total revenues. Depreciation and depletion costs for the second quarter of 2017 were $19.7 million, or 5.4% of total revenues. Transaction and other costs associated with the Company’s initial public offering decreased to $3.8 million for the second quarter of 2017. Warrior incurred interest expense of $0.6 million and recognized income tax expense of $32.8 million for the second quarter of 2017.

Cash Flow and Liquidity
The Company generated strong cash flows from operating activities in the second quarter of 2017 of $161.4 million. Net working capital decreased by $12.8 million from the first quarter of 2017. Capital expenditures for the second quarter 2017 were $16.9 million, resulting in free cash flow of $144.5 million, which was $90.3 million higher than in the first quarter. Cash flows used in financing activities were $3.4 million for the second quarter of 2017.

The Company’s available liquidity as of the end of the quarter was $255.8 million, consisting of cash and cash equivalents of $155.8 million and $100.0 million available under its Asset-Based Revolving Credit Agreement.

Company Outlook
In light of the second quarter performance, Warrior is reiterating its guidance for the full year 2017 as follows:

Coal sales	5.9 - 6.3 million short tons
Coal production	6.1 - 6.5 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$97 - $117 million
Selling, general and administrative expenses	$26 - $29 million

Factors that may affect outlook include:
- Hard coking coal index pricing
- Number of longwall operation moves and timing of those moves between quarters. The following are the expected longwall moves for the remainder of 2017: Q3 - 1 move, Q4 - 2 moves.
- Excludes transaction or other non-recurring costs

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP (“Generally Accepted Accounting Principles”) financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its second quarter 2017 results today, August 3, 2017, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/.

Analysts and investors who would like to participate in the conference call should dial 1-866-807-9684 (domestic) or 1-412-317-5415 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call.

Telephone playback will also be available from 7:30 p.m. ET August 3, 2017 through midnight ET on September 5, 2017. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10109914.

About Warrior Met Coal
Warrior Met Coal is a large scale, low-cost U.S. based producer and exporter of premium hard coking coal (“HCC”), operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the HCC industry index average. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or to initiate a stock repurchase program; the Company’s ability to comply with covenants in its credit facility; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Registration Statement on Form S-1 (File No. 333-216499) and Form 10-Q for the quarterly period ended June 30, 2017 and other reports filed from time to time with the SEC, which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Note Regarding “Predecessor” Comparisons
The Company’s results on a “Predecessor” basis relate to the assets acquired and liabilities assumed by Warrior Met Coal, LLC from Walter Energy, Inc. in the asset acquisition described in the Company’s Registration Statement on Form S-1 (File No. 333-216499) and the related periods ending on or prior to March 31, 2016. The Company’s results on a “Successor” basis relate to Warrior Met Coal, LLC and its subsidiaries for periods beginning as of April 1, 2016 and Warrior Met Coal, Inc. after giving effect to its corporate conversion on April 12, 2017 from a Delaware limited liability company into a Delaware corporation. The historical costs and expenses reflected in the Predecessor combined results of operations include an allocation for certain corporate functions historically provided by Walter Energy, Inc. Certain functions critical to the Predecessor’s operations were centralized and managed by Walter Energy, Inc. Historically, the centralized functions have included executive senior management, financial reporting, financial planning and analysis, accounting, shared services, information technology, tax, risk management, treasury, legal, human resources, and strategy and development. The costs of each of these services has been allocated to the Predecessor on the basis of the Predecessor’s relative headcount, revenue and total assets to that of Walter Energy, Inc.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	Successor (Unaudited)			Predecessor
	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
	2017	2016	2017	2016
Revenues:
Sales	$351,788	$85,415	$592,844	$65,154
Other revenues	11,582	6,059	24,490	6,229
Total revenues	363,370	91,474	617,334	71,383
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	160,152	103,866	266,296	72,297
Cost of other revenues (exclusive of items shown separately below)	7,795	5,126	15,974	4,698
Depreciation and depletion	19,650	15,821	34,232	28,958
Selling, general and administrative	8,660	5,815	13,830	9,008
Other postretirement benefits	—	—	—	6,160
Restructuring costs	—	—	—	3,418
Transaction and other costs	3,837	10,475	12,873	—
Total costs and expenses	200,094	141,103	343,205	124,539
Operating income (loss)	163,276	(49,629)	274,129	(53,156)
Interest expense, net	(642)	(434)	(1,250)	(16,562)
Reorganization items, net	—	—	—	7,920
Income (loss) before income tax expense	162,634	(50,063)	272,879	(61,798)
Income tax expense	32,769	—	34,706	18
Net income (loss)	$129,865	$(50,063)	$238,173	$(61,816)
Basic and diluted net income (loss) per share (1):
Net income (loss) per share—basic and diluted	$2.46	$(0.95)	$4.52
Weighted average number of shares outstanding—basic and diluted	52,721	52,640	52,702
Dividends per share:	$0.05	$—	$3.61

(1) On April 12, 2017, in connection with the Company’s initial public offering (“IPO”), Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	Successor (Unaudited)			Predecessor
	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
(short tons in thousands)(1)	2017	2016	2017	2016
Tons sold	1,942	1,127	3,069	856
Tons produced	1,909	912	3,522	883
Average selling price	$181.14	$75.78	$193.17	$76.11
HCC benchmark/index price (2)	$176.00	$76.20	$217.30	$73.50
Cash cost of sales (free on board port) per short ton (3)	$82.22	$61.79	$86.45	$63.30
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2)    Beginning in the second quarter of 2017, a quarterly benchmark for hard coking coal was not set and was replaced with an index methodology.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)			Predecessor
(in thousands)	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
	2017	2016	2017	2016
Cost of sales	$160,152	$103,866	$266,296	$72,297
Asset retirement obligation accretion	(401)	(267)	(882)	(93)
Stock compensation expense	(75)	—	(75)	—
Mine No. 4 idle costs	—	(5,342)	—	(10,173)
VEBA contribution	—	(25,000)	—	—
Other (operating overhead, etc.)	—	(3,614)	—	(7,843)
Cash cost of sales (free on board port)(3)	$159,676	$69,643	$265,339	$54,188

(3)     Cash cost of sales (free on board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)			Predecessor
	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
(in thousands)	2017	2016	2017	2016
Net income (loss)	$129,865	$(50,063)	$238,173	$(61,816)
Interest expense, net	642	434	1,249	16,562
Income tax expense	32,769	—	34,706	18
Depreciation and depletion	19,650	15,821	34,232	28,958
Asset retirement obligation accretion	797	939	1,792	1,169
Stock compensation expense	922	125	922	390
Transaction and other costs	3,837	10,475	12,873	—
Reorganization items, net	—	—	—	(7,920)
Restructuring costs	—	—	—	3,418
Mine No. 4 idle costs	—	5,342	—	10,173
VEBA contribution	—	25,000	—	—
Adjusted EBITDA (4)	$188,482	$8,073	$323,947	$(9,048)
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, transaction and other costs, net reorganization items, restructuring costs, Voluntary Employees' Beneficiary Association ("VEBA") contribution and Mine No. 4 idle costs.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)			Predecessor
(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
	2017	2016	2017	2016
Net income (loss)	$129,865	$(50,063)	$238,173	$(61,816)
Transaction and other costs, net of tax	3,064	10,475	11,236	—
Reorganization items, net, net of tax	—	—	—	(7,918)
Restructuring costs, net of tax	—	—	—	3,417
Mine No. 4 idle costs, net of tax	—	5,342	—	10,170
VEBA contribution	—	25,000	—	—
Adjusted net income (loss) (5)	$132,929	$(9,246)	$249,409	$(56,147)

Weighted average number of basic and diluted shares outstanding	52,721	52,640	52,702

Adjusted basic and diluted income (loss) per share:	$2.52	(0.18)	$4.73
(5)    Adjusted net income (loss) is defined as net income (loss) net of the following items net of tax (based on each respective period's effective tax rate): transaction and other costs, reorganization items, net, restructuring costs, Mine No. 4 idle costs and VEBA contributions. Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	Successor (Unaudited)			Predecessor
	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
	2017	2016	2017	2016
OPERATING ACTIVITIES:
Net income (loss)	$129,865	$(50,063)	$238,173	$(61,816)
Non-cash adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	21,903	17,057	37,942	21,817
Changes in operating assets and liabilities:
Trade accounts receivable	3,629	(28,041)	(26,655)	15,097
Other receivables	1,442	124	1,200	1,070
Inventories	(4,339)	14,677	(32,931)	677
Prepaid expenses and other current assets	(2,507)	(9,675)	(4,674)	13,020
Accounts payable	(2,459)	(7,349)	7,778	(15,338)
Accrued expenses and other current liabilities	17,072	28,593	10,017	(16,083)
Other	(3,202)	5,789	(3,893)	858
Net cash provided by (used in) operating activities	161,404	(28,888)	226,957	(40,698)
INVESTING ACTIVITIES:
Net cash used in investing activities	(16,885)	(34,230)	(28,263)	(5,422)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	(3,439)	194,720	(194,204)	(6,240)
Net increase (decrease) in cash and cash equivalents and restricted cash	141,080	131,602	4,490	(52,360)
Cash and cash equivalents and restricted cash at beginning of period	16,066	—	152,656	84,462
Cash and cash equivalents and restricted cash at end of period	$157,146	$131,602	$157,146	$32,102

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

	Successor (Unaudited)			Predecessor
(in thousands)	For the three months ended June 30,		For the six months ended June 30,	For the three months ended March 31,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	161,404	(28,888)	$226,957	$(40,698)
Purchases of property, plant and equipment	(16,885)	(6,014)	(28,263)	(5,422)
Free cash flow (6)	144,519	(34,902)	$198,694	$(46,120)
(6) Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items adjusted for from net cash provided by (used in) operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by (used in) operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	Successor
	June 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$155,792	$150,045
Short-term investments	17,501	17,501
Trade accounts receivable	92,551	65,896
Other receivables	4,700	5,901
Inventories, net	75,286	39,420
Prepaid expenses	16,684	12,010
Total current assets	362,514	290,773
Mineral interests, net	134,597	143,231
Property, plant and equipment, net	495,072	496,959
Other long-term assets	18,178	16,668
Total assets	$1,010,361	$947,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,821	$6,043
Accrued expenses	61,791	47,339
Other current liabilities	4,622	8,405
Current portion of long-term debt	2,906	2,849
Total current liabilities	83,140	64,636
Long-term debt	2,257	3,725
Deferred income taxes	1,944	1,944
Asset retirement obligations	97,708	96,050
Other long-term liabilities	28,192	28,309
Total liabilities	213,241	194,664
Stockholders’ Equity (1):
Common stock, $0.01 par value per share (Authorized-140,000,000 shares, issued and outstanding-53,444,810 and 53,442,532 shares, respectively)	534	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Additional paid in capital	610,759	802,107
Retained earnings (accumulated deficit)	185,827	(49,673)
Total stockholders’ equity	797,120	752,967
Total liabilities and stockholders’ equity	$1,010,361	$947,631
(1) On April 12, 2017, in connection with the Company’s initial public offering (“IPO”), Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The number of shares and per share amounts of common stock have been retroactively recast to reflect the corporate conversion.